Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-298313) and Form S-8, as amended (No. 333-290893) of Datasea Intelligent Technology Ltd. of our report dated October 2, 2026, relating to the financial statements appearing in this Form 20-F.

/s/ Kreit & Chiu CPA LLP

Los Angeles, California

October 2, 2026